                                                             FORM 3
                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*  2.  Date of Event Re-     4. Issuer Name and Ticker or Trading Symbol
                                              quiring Statement
   Henderson        Kenneth          L.       (Month/Day/Year)         Activision, Inc. (ATVI)
   _____________________________________
   (Last)           (First)     (Middle)        July 11, 2001       5. Relationship of Reporting Persons    6. If Amendment,
                                                                        to Issuer (Check all applicable)       Date of Original
   c/o Activision, Inc.                   3.  I.R.S. Identification                                            (Month/Day/Year)
   3100 Ocean Park Boulevard                  Number of Reporing       X  Director       __ 10% Owner
   _____________________________________     Person, if an entity                                           7. Individual or Joint/
                (Street)                      (Voluntary)              __ Officer (give  __ Other (specify     Group Filing (Check
                                                                          title below)         below)          Applicable Line)
   Santa Monica   California     90405                                                                       X Form filed by One
   _____________________________________                                                                       Reporting Person
   (City)            (State)     (Zip)                                    _____________________________     __ Form filed by More
                                                                                                               than One Reporting
                                                                                                               Person
                                  Table I - Non-Derivative Securities Beneficially Owned

1.  Title of Security                 2. Amount of Securities     3. Ownership Form: Direct  4. Nature of Indirect Beneficial
    (Instr. 4)                           Beneficially Owned          (D) or Indirect (I)        Ownership (Instr. 4)
                                         (Instr. 4)                  (Instr. 5)

None

* If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
                                                        (Print or Type Responses)

           Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Date Exercisable     3. Title and Amount of      4. Conversion or   5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Securities Underlying       Exercise Price     Form of Deri-    Indirect
-----------------------    (Month/Day/Year)         Derivative Security         of Derivative      vative Sec-      Beneficial
                                                    (Instr. 4)                  Security           urity: Dir-      Ownership
                         ---------------------      ----------------------                         ect (D) or In-   (Instr. 5)
                                       Expira-                     Amount                          Direct (I)
                           Date Exer-  tion                       or Number                        (Instr. 5)
                           cisable     Date           Title       of Shares
                           ---------   -------     -------------  ---------     --------------    --------------    ---------------

None

Explanation of Responses:

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.                                                /s/ Kenneth L. Henderson         7/12/01
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                  ---------------------------    -------------
                                                                           **Signature of Reporting Person          Date

Note: File three copies of this form, one of which must be manually  signed.  If space provided is insufficient, See Instruction 6 for procedure. Page 2